                                                                   EXHIBIT 12.2

                             HOLLYWOOD PARK, INC.

                  CALCULATION OF PRO FORMA RATIO OF EARNINGS
                               TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT THE RATIO)

                                                                   NINE MONTHS
                                                     YEAR ENDED       ENDED
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
Earnings:
  Pre tax income (loss)............................   $(33,402)      $13,547
  Fixed charges....................................     20,520        12,037
  Less capitalized interest........................     (1,446)          (15)
                                                      --------       -------
    Total Earnings.................................   $(14,328)      $25,569
                                                      ========       =======
Fixed charges:
  Capitalized interest.............................   $  1,446       $    15
  Interest expense.................................     15,468        11,051
  Amortization of debt issuance costs..............        444           293
  Portion of rent expense representative of the
   interest factor.................................      3,162           678
                                                      --------       -------
    Total fixed charges............................   $ 20,520       $12,037
                                                      ========       =======
  Ratio of earnings to fixed charges...............        -- (2)       2.12x
                                                      ========       =======

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(1) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.

(2) The Company's earnings were not sufficient to cover its fixed charge requirements by $34.8 million for the year ended December 31, 1996.